Exhibit 99

ORBCOMM ANNOUNCES THIRD QUARTER 2019 RESULTS

– GAAP Product Gross Margin Increases 690 Basis Points Over Prior Year –

– GAAP Service Gross Margin 58.6%, Non-GAAP Service Gross Margin Record 69% –

– Cash Flow from Operations of $10 Million –

Rochelle Park, NJ, October 30, 2019 – ORBCOMM Inc. (NASDAQ: ORBC), a global provider of Machine-to-Machine (M2M) and Internet of Things (IoT) solutions, today announced financial results for the third quarter ended September 30, 2019.

The following financial highlights are in thousands of dollars and unaudited.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Recurring Service Revenues	$39,161	$37,192	$115,196	$111,010
Other Service Revenues	1,389	1,281	4,099	3,930
Total Service Revenues	40,550	38,473	119,295	114,940
Product Sales	28,643	32,569	83,036	94,863
Total Revenues	69,193	71,042	202,331	209,803
Net Loss Attributable to ORBCOMM Inc. Common Stockholders	(4,025)	(3,295)	(15,934)	(20,614)
Basic EPS	(0.05)	(0.04)	(0.20)	(0.27)
EBITDA (1,3)	15,128	14,612	39,872	33,110
Adjusted EBITDA (2,3)	$16,939	$17,392	$46,242	$40,568

(1) EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment.

(2) Adjusted EBITDA is defined as EBITDA, adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, non-capitalized satellite launch and in-orbit insurance, and acquisition-related and integration costs.

(3) EBITDA and Adjusted EBITDA are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting EBITDA and Adjusted EBITDA, reconciled to GAAP Net Income (Loss), is among other financial tables at the end of this release.

“In the third quarter we continued to ship greater quantities of the new cost-reduced, feature-rich products and made great progress in significantly raising Product Margin and Service Margin, increasing cash flow from operations,” said Marc Eisenberg, ORBCOMM’s Chief Executive Officer. “We have several high-profile opportunities across our markets that are starting to fall in line, and I’m confident that we’ll be able to build on this momentum, setting the stage for a strong start to 2020.”

Financial Results

Revenues

1

Total Revenues for the third quarter of 2019 were $69.2 million compared to $71.0 million in the prior year period. Product Sales were $28.6 million in the third quarter of 2019 compared to $32.6 million in the third quarter of 2018. The prior year period included $4.4 million of hardware shipments to large customers, JB Hunt and Savi on behalf of the Defense Logistics Agency, that did not recur in the third quarter this year.

Service Revenues were $40.5 million in the third quarter of 2019, up $2.1 million or 5.4% compared to the same period last year. Recurring Service Revenues increased to $39.2 million in the third quarter, up 5.3% compared to $37.2 million in the prior year quarter, as the Company grew its subscriber base. As of September 30, 2019, total billable subscriber communicators (including units under the AT&T container contract expiring at the end of 2019) grew to approximately 2.6 million, an increase of 12% compared to the 2.3 million in the prior year. Other Service Revenues, which are comprised of installation services, professional services and software licenses, were $1.4 million in the quarter.

Gross Margin (4,5,6)

GAAP Service Gross Margin, inclusive of depreciation and amortization expense, was 58.6% in the third quarter of 2019 compared to 55.7% in the prior year period. Non-GAAP Service Gross Margin, excluding depreciation and amortization expense, was 69.0% in the third quarter of 2019 compared to 66.8% in the prior year period. The year-over-year increase was predominantly due to recurring service revenue growth and reduced costs, and to a lesser degree the acceleration of deferred revenue associated with the AT&T container contract expiring at the end of 2019.

GAAP Product Gross Margin, inclusive of depreciation and amortization expense, was 28.9% in the third quarter of 2019 compared to 22.0% in the prior year period. Non-GAAP Product Gross Margin was 31.4% in the third quarter of 2019 compared to 24.2% in the same period last year. The year-over-year improvements were primarily due to a better mix of higher-margin products shipped in greater volumes this quarter compared to the same quarter in 2018.

Operating Expenses

Operating Expenses for the third quarter of 2019 were $34.7 million compared to $31.1 million for the same period in 2018. The increase in Operating Expenses was primarily due to a prior period benefit from an earn-out adjustment and an increase in Depreciation and Amortization in 2019.

Net Income (Loss) and Earnings Per Share

Net Loss Attributable to ORBCOMM Inc. Common Stockholders for the third quarter of 2019 was $4.0 million, or $0.05 per share, compared to a Net Loss of $3.3 million, or $0.04 per share in the third quarter of 2018.

EBITDA and Adjusted EBITDA (3)

EBITDA for the third quarter of 2019 was $15.1 million compared to $14.6 million in the prior year period.

Adjusted EBITDA for the third quarter of 2019 was $16.9 million, a year-over-year decrease of $0.5 million compared to $17.4 million in the prior year period. The decrease was due largely to a prior year earn-out net benefit of approximately $2.5 million. The Company’s Adjusted EBITDA Margin in the third quarter was 24.5%. The Adjusted EBITDA performance was primarily driven by higher service and product gross profits.

Balance Sheet & Cash Flow

As of September 30, 2019, Cash and Cash Equivalents totaled $50.9 million. For the third quarter of 2019, Cash Flow from Operations totaled $9.9 million. Capital Expenditures were $5.7 million, and Financing Activities were $7.9 million, principally related to the Company stock buy-back program.

Outlook (7)

For the fourth quarter of 2019, the Company expects Total Revenues to be between $68 million and $72 million, below previous expectations due largely to the slowdown in the North American transportation market and a number of opportunities moving to a subscription model, which recognizes revenue over the term of the contract. The Company anticipates Adjusted EBITDA Margin of approximately 24% for the fourth quarter of 2019.

For the full year 2020, we are providing preliminary guidance as we finalize our budgeting process. The Company expects 10% to 15% Product Revenue growth over the prior year. This projection is based on significant hardware tailwinds, including as much as a $13 million year-over-year increase on our large container contract, opportunities totaling nearly 100,000 units that we anticipate finalizing shortly, and replacement hardware deployments due to the 3G cellular network sunset. Starting in the fourth quarter of  2019, we anticipate that we will be selling as much as 10% of our deployments through a subscription model, which recognizes revenue over the term of the contract; otherwise, the Product Revenue guidance would be higher. We anticipate Recurring Service Revenue to grow at low single digits to start 2020 over the prior year due to the expiration of the AT&T container contract, approaching high single digit growth in the second half of the year as we execute on our deployments and start to recognize our subscription revenues from these deployments. Other Service Revenues are expected to be flat. We expect Adjusted EBITDA margin to be in the 24% to 26% range. Additional details regarding our outlook will be provided on the Q3 2019 earnings call.

(4) Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense.

(5) Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense.

(6) Non-GAAP Service gross margin and Non-GAAP Product gross margin are non-GAAP financial measures used by the Company to measure operating performance and the quality of earnings. A table presenting Non-GAAP Service gross margin and Non-GAAP Product gross margin, reconciled to GAAP Service gross margin and GAAP Product gross margin respectively, is among other financial tables at the end of this release

(7) The Company’s outlook for 2019 and 2020 includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

Investment Community Conference Call

ORBCOMM will host a conference call and webcast for the investment community this morning at 8:30 AM ET. Senior management will review the results, discuss ORBCOMM’s business, and address questions.  To access the call, U.S. participants should dial 1-877-270-2148 at least ten minutes prior to the start of the call. International participants should dial 1-412-902-6510. To hear a live web simulcast or to listen to the archived webcast following completion of the call, please Click Here or visit the Company’s investor relations website at http://investors.orbcomm.com and then select “News & Events” to access the link to the webcast. To listen to a replay of the conference call, please dial 1-877-344-7529 or 1-412-317-0088 for International callers using access code 10133362. The audio replay will be available from approximately 11:30 AM ET on October 30, 2019 through November 13, 2019.

About ORBCOMM Inc.

ORBCOMM (Nasdaq: ORBC) is a global leader and innovator in the industrial Internet of Things industry, providing solutions that connect businesses to their assets to deliver increased visibility and operational efficiency. The company offers a broad set of asset monitoring and control solutions, including seamless satellite and cellular connectivity, unique hardware and powerful applications, all backed by end-to-end customer support, from installation to deployment to customer care. ORBCOMM has a diverse customer base including premier OEMs, solutions customers and channel partners spanning transportation, supply chain, warehousing and inventory, heavy equipment, maritime, natural resources, and government. For more information, visit www.orbcomm.com.

Forward-Looking Statements

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, estimates, objectives and expectations for future events, as well as projections, business trends, and other statements that are not historical facts. Such forward-looking statements are subject to known and unknown risks and uncertainties, some of which are beyond our control, which may cause our actual results, performance or achievements, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include but are not limited to: demand for and market acceptance of our products and services and our ability to successfully implement our business plan; our dependence on our subsidiary companies (Market Channel Affiliates (“MCAs”)) and third-party product and service developers and providers, distributors and resellers (Market Channel Partners (“MCPs”)) to develop, market and sell our products and services, especially in markets outside the United States; substantial losses we have incurred and may continue to incur; substantial competition in the telecommunications, Automatic Identification Service (“AIS”) data and industrial Internet of Things (“IoT”) industries; the inability to effect suitable investments, alliances and acquisitions or the inability to successfully integrate acquired businesses; defects, errors or other insufficiencies in our products or services; failure to meet minimum service level commitments to certain of our customers; our dependence on significant customers for a substantial portion of our revenues, including key customers such as JB Hunt Transport Services, Inc., Caterpillar Inc., Komatsu Ltd., Carrier Transicold and Satlink S.L.; our ability to expand our business outside the United States and risks related to the economic, political and other conditions in foreign countries where we do business; fluctuations in foreign currency exchange rates; unanticipated domestic or foreign tax or fee liabilities; the possibility we will be required to collect certain taxes in jurisdictions where we have not historically done so; economic, political and other conditions; extreme events such as a man-made or natural disaster, earthquakes, severe weather or other climate change-related events; our dependence on a limited number of manufacturers for many of our products and services; interruptions, discontinuations, slowdown or loss of the supply of subscriber communicators from our vendor Sanmina Corporation; legal proceedings; our reliance on intellectual property; increased regulatory restrictions; lack of in-orbit or other insurance for our ORBCOMM Generation 1 or ORBCOMM Generation 2 satellites; our reliance on third-party wireless network service providers to deliver existing and developing services in certain areas of our business; significant interruptions, discontinuation or loss of services provided by Inmarsat plc; failure to maintain proper and effective internal controls; inaccurate estimates in accounting or incorrect financial assumptions; significant operating risks related to our satellites due to various types of potential anomalies and potential impacts of space debris or other spacecraft;  the failure of our systems or reductions in levels of service due to technological malfunctions or deficiencies or other events outside of our control; difficulty upgrading or replacing aging hardware and software we use in operating our gateway earth stations and our customers’ subscriber communicators; technical or other difficulties with our gateway earth stations; security risks related to our networks and data processing systems and those of our third-party service providers; liabilities or additional costs as a result of laws, governmental regulations and evolving views of personal privacy rights; failure of our information technology systems; cybersecurity risks; the level of our indebtedness and the terms of our $250 million 8.0% senior secured note indenture and our revolving credit agreement, under which we may borrow up to $25 million, that could restrict our business activities or our ability to execute our strategic objectives or adversely affect our financial performance; and the other risks described in our filings with the Securities and Exchange Commission (“SEC”). For more detail on these and other risks, please see our Annual Report on Form 10-K for the year ended December 31, 2018, and other documents we file with the SEC. We undertake no obligation to publicly revise any forward-looking statements or cautionary factors, except as required by law.

Contacts

Investor Inquiries:	Media Inquiries:
Aly Bonilla	Michelle Ferris
Vice President, Investor Relations	Director, Corporate Communications
ORBCOMM Inc.	ORBCOMM Inc.
703-433-6360	703-433-6516
bonilla.aly@orbcomm.com	ferris.michelle@orbcomm.com

ORBCOMM Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues:
Service revenues	$40,550	$38,473	$119,295	$114,940
Product sales	28,643	32,569	83,036	94,863
Total revenues	69,193	71,042	202,331	209,803
Cost of revenues, exclusive of depreciation and amortization shown below:
Cost of services	12,568	12,764	39,123	40,704
Cost of product sales	19,640	24,679	58,275	73,363
Operating expenses:
Selling, general and administrative	18,211	14,823	52,842	51,352
Product development	3,686	3,816	11,385	9,671
Depreciation and amortization	12,794	12,081	37,998	36,146
Acquisition-related and integration costs	4	395	693	1,495
Income (loss) from operations	2,290	2,484	2,015	(2,928)
Other income (expense):
Interest income	444	648	1,408	1,576
Other income (expense)	188	120	130	108
Interest expense	(5,287)	(5,232)	(15,850)	(15,733)
Total other expense	(4,655)	(4,464)	(14,312)	(14,049)
Loss before income taxes	(2,365)	(1,980)	(12,297)	(16,977)
Income taxes	1,504	1,242	3,354	3,410
Net loss	(3,869)	(3,222)	(15,651)	(20,387)
Less: Net income attributable to noncontrolling interests	144	73	271	216
Net loss attributable to ORBCOMM Inc.	$(4,013)	$(3,295)	$(15,922)	$(20,603)
Net loss attributable to ORBCOMM Inc. common stockholders	$(4,025)	$(3,295)	$(15,934)	$(20,614)
Per share information-basic:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.05)	$(0.04)	$(0.20)	$(0.27)
Per share information-diluted:
Net loss attributable to ORBCOMM Inc. common stockholders	$(0.05)	$(0.04)	$(0.20)	$(0.27)
Weighted average common shares outstanding:
Basic	79,695	78,649	79,591	77,158
Diluted	79,695	78,649	79,591	77,158

ORBCOMM Inc.

Condensed Consolidated Balance Sheets

(In thousands, except par value and share data)

	September 30,
	2019	December 31,
	(Unaudited)	2018
ASSETS
Current assets:
Cash and cash equivalents	$50,904	$53,766
Accounts receivable, net of allowance for doubtful accounts of $4,334 and $4,072, respectively	61,563	57,665
Inventories	38,224	34,300
Prepaid expenses and other current assets	19,314	15,553
Total current assets	170,005	161,284
Satellite network and other equipment, net	149,769	160,070
Goodwill	166,129	166,129
Intangible assets, net	76,529	86,264
Other assets	25,153	12,603
Deferred income taxes	127	109
Total assets	$587,712	$586,459
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$17,395	$15,527
Accrued liabilities	41,754	35,735
Current portion of deferred revenue	2,308	5,954
Total current liabilities	61,457	57,216
Note payable - related party	1,241	1,298
Notes payable, net of unamortized deferred issuance costs	246,489	245,907
Deferred revenue, net of current portion	8,771	5,471
Deferred tax liabilities	15,012	16,109
Other liabilities	14,162	2,600
Total liabilities	347,132	328,601
Commitments and contingencies
Equity:
ORBCOMM Inc. stockholders' equity
Series A Convertible Preferred Stock, par value $0.001; 1,000,000 shares authorized; 40,624 and 39,442 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	406	394
Common stock, par value $0.001; 250,000,000 shares authorized; 78,286,252 and 79,008,243 shares issued at September 30, 2019 and December 31, 2018, respectively	78	79
Additional paid-in capital	448,833	449,343
Accumulated other comprehensive loss	(1,132)	(381)
Accumulated deficit	(208,441)	(192,507)
Less treasury stock, at cost; 98,276 and 29,990 shares at September 30, 2019 and December 31, 2018, respectively	(433)	(96)
Total ORBCOMM Inc. stockholders' equity	239,311	256,832
Noncontrolling interests	1,269	1,026
Total equity	240,580	257,858
Total liabilities and equity	$587,712	$586,459

ORBCOMM Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(15,651)	$(20,387)
Adjustments to reconcile net loss to net cash provided by operating activities:
Change in allowance for doubtful accounts	1,766	2,995
Change in the fair value of acquisition-related contingent consideration	(2,063)	(5,494)
Amortization and write-off of deferred financing fees	582	582
Depreciation and amortization	37,998	36,146
Stock-based compensation	5,406	5,747
Foreign exchange (gain) loss	(194)	64
Deferred income taxes	(1,097)	(1,847)
Other	1,971	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(5,972)	(14,490)
Inventories	(3,973)	5,554
Prepaid expenses and other assets	(3,338)	601
Accounts payable and accrued liabilities	6,960	(11,493)
Deferred revenue	(348)	1,687
Other liabilities	(1,246)	(595)
Net cash provided by (used in) operating activities	20,801	(930)
Cash flows from investing activities:
Capital expenditures	(16,234)	(17,163)
Other	—	650
Net cash used in investing activities	(16,234)	(16,513)
Cash flows from financing activities:
Proceeds from public offering of common stock, net of underwriters’ discounts and commissions and offering costs of $1,705	—	27,967
Payments under revolving credit facility	—	(14,000)
Proceeds under revolving credit facility	—	14,000
Proceeds from issuance of common stock under employee stock purchase plan	604	668
Purchases of common stock under share repurchase program	(7,875)	—
Net cash (used in) provided by financing activities	(7,271)	28,635
Effect of exchange rate changes on cash and cash equivalents	(158)	(128)
Net (decrease) increase in cash and cash equivalents	(2,862)	11,064
Beginning of period	53,766	34,830
End of period	$50,904	$45,894
Supplemental disclosures of cash flow information:
Cash paid for:
Interest	$10,000	$10,036
Income taxes	$2,439	$3,221

The following table reconciles Net Loss Attributable to ORBCOMM Inc. to EBITDA and Adjusted EBITDA for the periods shown:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands)	2019	2018	2019	2018
Adjustments to EBITDA
Net loss attributable to ORBCOMM Inc.	$(4,013)	$(3,295)	$(15,922)	$(20,603)
Income tax expense	1,504	1,242	3,354	3,410
Interest income	(444)	(648)	(1,408)	(1,576)
Interest expense	5,287	5,232	15,850	15,733
Depreciation and amortization	12,794	12,081	37,998	36,146
EBITDA	$15,128	$14,612	$39,872	$33,110
Adjustments to Adjusted EBITDA
Stock-based compensation	1,663	2,312	5,406	5,747
Noncontrolling interests	144	73	271	216
Acquisition-related and integration costs	4	395	693	1,495
Adjusted EBITDA	$16,939	$17,392	$46,242	$40,568

The following tables reconcile GAAP Service Gross Margin to Non-GAAP Service Gross Margin and GAAP Product Gross Margin to Non-GAAP Product Gross Margin for the periods shown:

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(In thousands, except margin data)
Service revenues	$40,550	$38,473	$119,295	$114,940
Minus - Cost of services, including depreciation and amortization expense	16,804	17,059	51,858	53,576
GAAP Service gross profit	$23,746	$21,414	$67,437	$61,364
Plus - Depreciation and amortization expense	4,236	4,295	12,735	12,872
Non-GAAP Service gross profit	$27,982	$25,709	$80,172	$74,236
GAAP Service Gross Margin	58.6%	55.7%	56.5%	53.4%
Non-GAAP Service Gross Margin	69.0%	66.8%	67.2%	64.6%

	Quarters Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
(In thousands, except margin data)
Product sales	$28,643	$32,569	$83,036	$94,863
Minus - Cost of product sales, including depreciation and amortization expense	20,352	25,414	60,385	75,887
GAAP Product gross profit	$8,291	$7,155	$22,651	$18,976
Plus - Depreciation and amortization expense	712	735	2,110	2,524
Non-GAAP Product gross profit	$9,003	$7,890	$24,761	$21,500
GAAP Product Gross Margin	28.9%	22.0%	27.3%	20.0%
Non-GAAP Product Gross Margin	31.4%	24.2%	29.8%	22.7%

ORBCOMM publicly reports its financial information in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). To facilitate external analysis of the Company’s operating performance, ORBCOMM also presents financial information that are considered “non-GAAP financial measures” under Regulation G and related reporting requirements promulgated by the U.S. Securities and Exchange Commission. Non-GAAP measures should be considered in addition to, and not as a substitute for, or superior to, Net Income (Loss) or other measures of financial performance prepared in accordance with GAAP and may be different than those presented by other companies. EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are not performance measures calculated in accordance with GAAP and are therefore considered non-GAAP measures. Reconciliation tables are presented above.

The Company’s outlook for 2019 and 2020 includes non-GAAP measures, such as Adjusted EBITDA and Adjusted EBITDA Margin, which exclude charges or credits not indicative of core operations, which may include but not be limited to stock-based compensation expense, acquisition-related and integration costs, impairment loss, and other significant items that currently cannot be predicted. The exact amount of these charges or credits are not currently determinable, but may be significant. Accordingly, the Company is unable to provide equivalent reconciliations from GAAP to non-GAAP for these financial measures.

EBITDA is defined as earnings attributable to ORBCOMM Inc. before interest income (expense), provision for income taxes, depreciation and amortization, and loss on debt extinguishment. ORBCOMM believes EBITDA is useful to its management and investors in evaluating operating performance because it is one of the primary measures used to evaluate the economic productivity of the Company’s operations, including its ability to obtain and maintain its customers, its ability to operate its business effectively, the efficiency of its employees and the profitability associated with their performance. It also helps ORBCOMM’s management and investors to meaningfully evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the impact of its financing transactions and the depreciation and amortization impact of capital investments from its operating results. In addition, ORBCOMM management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of the annual operating budget.

The Company also believes that Adjusted EBITDA, defined as EBITDA adjusted for stock-based compensation expense, noncontrolling interests, impairment loss, and acquisition-related and integration costs, is useful to investors to evaluate the Company’s core operating results and financial performance because it excludes items that are significant non-cash or non-recurring expenses reflected in the Condensed Consolidated Statements of Operations. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by Total Revenues.

Non-GAAP Service Gross Margin is defined as Non-GAAP Service gross profit divided by Service Revenue. Non-GAAP Service gross profit is defined as Service Revenue, minus costs of services (including depreciation and amortization expense) plus depreciation and amortization expense. Non-GAAP Product Gross Margin is defined as Non-GAAP Product gross profit divided by Product Sales. Non-GAAP Product gross profit is defined as Product Sales, minus cost of product (including depreciation and amortization expense) plus depreciation and amortization expense. The Company believes that Non-GAAP Service Gross Margin and Non-GAAP Product Gross Margin are useful to evaluate and compare the results of the Company’s operations from period to period on a consistent basis by removing the depreciation and amortization impact of capital investments from its operating results.